                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              ACE*COMM Corporation
                          ____________________________
                                (Name of Issuer)


                                     COMMON
                           _________________________
                         (Title of Class of Securities)


                                   004404109
                          --------------------------
                                (CUSIP Number)

                               December 31, 1998
                               -----------------
             (Date of Event Which Require Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[   ]  Rule 13d-1(b) (Qualified Investor)

[   ]  Rule 13d-1(c) (Passive Investor)

[ X ]  Rule 13d-1(d) (Exempt Investor)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 004404109

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CEO Venture Fund II
        IRS Id. No.:  25-1600986

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [ ]
                                                      (b) [X]

3.  SEC USE ONLY                                   Membership in any
                                                  group is disclaimed.

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  Pennsylvania

                             5.    SOLE VOTING POWER            1,254,546
                                                                ---------

NUMBER OF                    6.    SHARED VOTING POWER              0
SHARES                                                          ---------
BENEFICIALLY
OWNED BY
EACH                         7.    SOLE DISPOSITIVE POWER       1,254,546
REPORTING                                                       ---------
PERSON
WITH                         8.    SHARED DISPOSITIVE POWER         0
                                                                ---------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,254,546
          ------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

       N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.1%

12. TYPE OF REPORTING PERSON (SEE INSTRUCTION)
       PN

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Colker and Newlin Management Associates II
         IRS Id. No.:  25-1601304

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [ ]
                                                      (b) [X]

3.  SEC USE ONLY                                  Membership in any
                                                 group is disclaimed.

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  Pennsylvania

                        5. SOLE VOTING POWER                0
                                                        ---------

NUMBER OF               6. SHARED VOTING POWER          1,254,546*
SHARES                                                  ---------
BENEFICIALLY
OWNED BY
EACH                    7. SOLE DISPOSITIVE POWER           0
REPORTING                                               ---------
PERSON
WITH                    8. SHARED DISPOSITIVE POWER     1,254,546*
                                                        ---------


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,254,546
        ------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

         N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.1%

12. TYPE OF REPORTING PERSON (SEE INSTRUCTION)

             PN

* Shares held by CEO Venture Fund II, a limited partnership of which the reporting person is general partner. The reporting person disclaims beneficial ownership of such shares.

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        William R. Newlin

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                     (b) [X]

3.  SEC USE ONLY                                Membership in any
                                               group is disclaimed.

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                    5. SOLE VOTING POWER              70,238
                                                     ---------

NUMBER OF           6. SHARED VOTING POWER           1,254,546*
SHARES                                               ---------
BENEFICIALLY
OWNED BY
EACH                7. SOLE DISPOSITIVE POWER         70,238
REPORTING                                            ---------
PERSON
WITH                8. SHARED DISPOSITIVE POWER      1,254,546*
                                                     ---------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,324,784
        ------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

           N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.9%

12. TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

          IN

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James Colker

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [ ]

                                                      (b) [X]
3.  SEC USE ONLY                                  Membership in any
                                                 group is disclaimed.

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                    5. SOLE VOTING POWER                32,888
                                                      ---------

NUMBER OF           6. SHARED VOTING POWER            1,254,546*
SHARES                                                ---------
BENEFICIALLY
OWNED BY
EACH                7. SOLE DISPOSITIVE POWER           32,888
REPORTING                                            ---------
PERSON
WITH                8. SHARED DISPOSITIVE POWER       1,254,546*
                                                      ---------


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,287,434
           ----------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

           N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.5%

12. TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

          IN

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gary P. Golding

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                     (b) [X]

3.  SEC USE ONLY                                  Membership in any
                                                group is disclaimed.

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                   5.   SOLE VOTING POWER                  2,628
                                                         ---------

NUMBER OF          6.   SHARED VOTING POWER                  0
SHARES                                                   ---------
BENEFICIALLY
OWNED BY
EACH               7.   SOLE DISPOSITIVE POWER             2,628
REPORTING                                                ---------
PERSON
WITH               8.   SHARED DISPOSITIVE POWER         1,254,546*
                                                         ---------


9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,257,174
          -----------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

         N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.2%

12. TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

          IN

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Eugene R. Yost

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [ ]
                                                       (b) [X]

3.   SEC USE ONLY                                  Membership in any
                                                  group is disclaimed.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                   5.  SOLE VOTING POWER                44,000
                                                       ---------

NUMBER OF          6.  SHARED VOTING POWER                0
SHARES                                                 ---------
BENEFICIALLY
OWNED BY
EACH               7.  SOLE DISPOSITIVE POWER           44,000
REPORTING                                              ---------
PERSON
WITH               8.  SHARED DISPOSITIVE POWER        1,254,546*
                                                       ---------


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,298,546
          ------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

            N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.6%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

          IN

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Glen F. Chatfield

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [  ]
                                                       (b) [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA


                   5.  SOLE VOTING POWER                0
                                                    ---------

NUMBER OF          6.  SHARED VOTING POWER              0
SHARES                                              ---------
BENEFICIALLY
OWNED BY
EACH               7.  SOLE DISPOSITIVE POWER           0
REPORTING                                           ---------
PERSON
WITH               8.  SHARED DISPOSITIVE POWER     1,254,546*
                                                    ---------


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON

          1,254,546
          ---------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

           N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.1%

12.  TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

          IN

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  ACE*COMM Corporation

Item 1 (b)        Address of issuer's principal executive offices:

                  704 Quince Orchard Road
                  Gaithersburg, MD  20878

Item 2 (a)        Name of person filing:

                  CEO Venture Fund II

Item 2 (b)        Address of principal business office:

                  c/o CEO Venture Fund
                  Suite 160
                  2000 Technologies Drive
                  Pittsburgh, PA  15219

Item 2 (c)        Citizenship or Place of Organization:  Pennsylvania

Item 2 (d)        Title of class of securities: COMMON

Item 2 (e)        Cusip No.: 004404109

Item 3 If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box Not Applicable.

Item 4            Ownership

Item 4 (a)        Amount beneficially owned:          1,254,546
                                                      ---------

Item 4 (b)        Percent of class:  14.1%

Item 4 (c)         (i)   sole power to vote:               1,254,546
                                                        -------------
                   (ii)  shared power to vote:               -0-
                                                        --------------
                   (iii) sole power to dispose:            1,254,546
                                                        --------------
                   (iv)  shared power to dispose             -0-
                                                        --------------

Item 5    Ownership of 5 percent or less of a class:  Not Applicable

Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable

Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable

Item 10  Certification:


          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1             Agreement between the reporting persons
                                with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  ACE*COMM Corporation

Item 1 (b)        Address of issuer's principal executive offices:

                  704 Quince Orchard Road
                  Gaithersburg, MD  20878

Item 2 (a)        Name of person filing:

                  Colker and Newlin Management Associates II

Item 2 (b)        Address of principal business office:

                  c/o CEO Venture Fund
                  Suite 160
                  2000 Technologies Drive
                  Pittsburgh, PA  15219

Item 2 (c)        Citizenship or Place of Organization:  Pennsylvania

Item 2 (d)        Title of class of securities:  COMMON

Item 2 (e)        Cusip No.: 004404109

Item 3 If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box Not Applicable.

Item 4            Ownership

Item 4 (a)        Amount beneficially owned:             1,254,546
                                                        ----------

Item 4 (b)        Percent of class:  14.1%

Item 4 (c)        (i)   sole power to vote:                0
                                                      -----------
                  (ii)  shared power to vote:          1,254,546*
                                                      -----------
                  (iii) sole power to dispose:             0

                  (iv)  shared power to dispose:       1,254,546*
                                                      -----------

* Shares held by CEO Venture Fund II, a limited partnership of which the reporting person is general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable

Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable

Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable

Item 10  Certification:


          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1           Agreement between the reporting persons
                              with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  ACE*COMM Corporation

Item 1 (b)        Address of issuer's principal executive offices:

                  704 Quince Orchard Road
                  Gaithersburg, MD  20878

Item 2 (a)        Name of person filing:

                  William R. Newlin

Item 2 (b)        Address of principal business office:

                  c/o CEO Venture Fund
                  Suite 160
                  2000 Technologies Drive
                  Pittsburgh, PA  15219

Item 2 (c)        Citizenship:  USA

Item 2 (d)        Title of class of securities:   COMMON

Item 2 (e)        Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4            Ownership

Item 4 (a)        Amount beneficially owned:   1,324,784
                                              ----------

Item 4 (b)        Percent of class:  14.9%

Item 4 (c)        (i)    sole power to vote:         70,238
                                                  ---------
                  (ii)   shared power to vote:    1,254,546*
                                                  ---------
                  (iii)  sole power to dispose:      70,238
                                                  ---------
                  (iv)   shared power to dispose: 1,254,546*
                                                  ---------

* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable

Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable

Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable

Item 10  Certification:

          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1           Agreement between the reporting persons
                              with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  ACE*COMM Corporation

Item 1 (b)        Address of issuer's principal executive offices:

                  704 Quince Orchard Road
                  Gaithersburg, MD  20878

Item 2 (a)        Name of person filing:

                  James Colker

Item 2 (b)        Address of principal business office:

                  c/o CEO Venture Fund
                  Suite 160
                  2000 Technologies Drive
                  Pittsburgh, PA  15219

Item 2 (c)        Citizenship:  USA

Item 2 (d)        Title of class of securities:         COMMON

Item 2 (e)        Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4            Ownership

Item 4 (a)        Amount beneficially owned:       1,287,434
                                                 -----------

Item 4 (b)        Percent of class:  14.5%

Item 4 (c)         (i)     sole power to vote:          32,888
                                                     ---------
                   (ii)    shared power to vote:     1,254,546*
                                                     ---------
                   (iii)   sole power to dispose:       32,888
                                                     ---------
                   (iv)    shared power to dispose:  1,254,546*
                                                     ---------
* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is managing general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable

Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable

Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable

Item 10  Certification:


          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1           Agreement between the reporting persons
                              with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  ACE*COMM Corporation

Item 1 (b)        Address of issuer's principal executive offices:

                  704 Quince Orchard Road
                  Gaithersburg, MD  20878

Item 2 (a)        Name of person filing:

                  Gary P. Golding

Item 2 (b)        Address of principal business office:

                  c/o CEO Venture Fund
                  Suite 160
                  2000 Technologies Drive
                  Pittsburgh, PA  15219

Item 2 (c)        Citizenship:  USA

Item 2 (d)        Title of class of securities:  COMMON

Item 2 (e)        Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4            Ownership

Item 4 (a)        Amount beneficially owned:     1,257,174
                                               -----------

Item 4 (b)        Percent of class:  14.2%

Item 4 (c)        (i)      sole power to vote:             2,628
                                                           -----
                  (ii)     shared power to vote:              0
                                                           -----
                  (iii)    sole power to dispose:          2,628
                                                          -------
                  (iv)     shared power to dispose:    1,254,546*
                                                       ---------
* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable

Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable

Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable

Item 10  Certification:


          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1           Agreement between the reporting persons
                              with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  ACE*COMM Corporation

Item 1 (b)        Address of issuer's principal executive offices:

                  704 Quince Orchard Road
                  Gaithersburg, MD  20878

Item 2 (a)        Name of person filing:

                  Eugene R. Yost

Item 2 (b)        Address of principal business office:

                  c/o CEO Venture Fund
                  Suite 160
                  2000 Technologies Drive
                  Pittsburgh, PA  15219

Item 2 (c)        Citizenship:  USA

Item 2 (d)        Title of class of securities:  COMMON

Item 2 (e)        Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4            Ownership

Item 4 (a)        Amount beneficially owned:     1,298,546
                                               -----------

Item 4 (b)        Percent of class:  14.6%

Item 4 (c)         (i)     sole power to vote:         44,000
                                                       ------
                   (ii)    shared power to vote:         0
                                                       ------
                   (iii)   sole power to dispose:      44,000
                                                    ---------
                   (iv)    shared power to dispose: 1,254,546*
                                                    ---------
* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable

Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable

Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable

Item 10  Certification:


          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1           Agreement between the reporting persons
                              with respect to the filing of this Schedule 13G.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  ACE*COMM Corporation

Item 1 (b)        Address of issuer's principal executive offices:

                  704 Quince Orchard Road
                  Gaithersburg, MD  20878

Item 2 (a)        Name of person filing:

                  Glen F. Chatfield

Item 2 (b)        Address of principal business office:

                  c/o CEO Venture Fund
                  Suite 160
                  2000 Technologies Drive
                  Pittsburgh, PA  15219

Item 2 (c)        Citizenship:  USA

Item 2 (d)        Title of class of securities:   COMMON

Item 2 (e)        Cusip No.: 004404109

Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable

Item 4            Ownership

Item 4 (a)        Amount beneficially owned:      1,254,546
                                                -----------

Item 4 (b)        Percent of class:  14.1%

Item 4 (c)         (i)     sole power to vote:            0
                                                    ----------
                   (ii)    shared power to vote:          0
                                                    ----------
                   (iii)   sole power to dispose:         0
                                                    ----------
                   (iv)    shared power to dispose:  1,254,546*
                                                    ----------
* Shares held by CEO Venture Fund II, a limited partnership whose general partner is Colker and Newlin Management Associates II of which the reporting person is a general partner. The reporting person disclaims beneficial ownership of such shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable

Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable

Item 7    Identification and classification of subsidiary:    Not Applicable

Item 8 Identification and classification of members of the group: Not Applicable

Item 9    Notice of dissolution of the group:    Not Applicable

Item 10  Certification:


          Materials to be Filed as Exhibits
          ---------------------------------

          Exhibit 1           Agreement between the reporting persons
                              with respect to the filing of this Schedule 13G.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    CEO VENTURE FUND II

Date:    January 15, 1999           By: COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES II,
                                    GENERAL PARTNER
                                    By:  /s/ JAMES COLKER
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES II

Date:    January 15, 1999           By:  /s/ JAMES COLKER
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    WILLIAM R. NEWLIN

Date:    January 15, 1999           By:  /s/ WILLIAM R. NEWLIN
                                       ------------------------
                                       William R. Newlin

                                    JAMES COLKER

Date:    January 15, 1999           By:  /s/ JAMES COLKER
                                       ------------------------
                                       James Colker

                                    GARY P. GOLDING

Date:    January 15, 1999           By:  /s/ GARY P. GOLDING
                                       ---------------------
                                       Gary P. Golding

                                    EUGENE R. YOST

Date:    January 15, 1999           By:  /s/ EUGENE R. YOST
                                       ---------------------
                                       Eugene R. Yost

                                    GLEN F. CHATFIELD

Date:    January 15, 1999           By:  /s/ GLEN F. CHATFIELD
                                       ---------------------
                                       Glen F. Chatfield

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NO.        DESCRIPTION                                      PAGE
----------         -----------                                      ----

    1              Agreement between the Reporting Persons with
                   respect to the filing of this Schedule 13G         25

                                   EXHIBIT 1
                                   ---------


     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of the undersigned.

                                    CEO VENTURE FUND II

Date:    January 15, 1999           BY: COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES II,
                                    GENERAL PARTNER
                                    By:  /s/ JAMES COLKER
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    COLKER AND NEWLIN
                                    MANAGEMENT ASSOCIATES II

Date:    January 15, 1999           By:  /s/ JAMES COLKER
                                       ------------------------
                                       James Colker
                                       Managing General Partner

                                    WILLIAM R. NEWLIN

Date:    January 15, 1999           By:  /s/ WILLIAM R. NEWLIN
                                       ------------------------
                                       William R. Newlin

                                    JAMES COLKER

Date:    January 15, 1999           By:  /s/ JAMES COLKER
                                       ------------------------
                                       James Colker

                                    GARY P. GOLDING

Date:    January 15, 1999           By:  /s/ GARY P. GOLDING
                                       ---------------------
                                       Gary P. Golding

                                    EUGENE R. YOST

Date:    January 15, 1999           By:  /s/ EUGENE R. YOST
                                       ---------------------
                                       Eugene R. Yost

                                    GLEN F. CHATFIELD

Date:    January 15, 1999           By:  /s/ GLEN F. CHATFIELD
                                       ---------------------
                                       Glen F. Chatfield